EXHIBIT 99.1

PAINCARE HOLDINGS ENHANCES POSITION AS LEADER IN HIGH TECH

PAIN RELIEF WITH ELECTRODIAGNOSTIC MEDICINE

Company Acquires Three Contracts Generating Approximately $600,000 In

Total Annual EBITDA From Rehab Management Group, Inc.

PainCare To Now Offer Comprehensive, Turn-Key

Electrodiagnostic Program To Physicians Nationwide

ORLANDO, FL – (PR Newswire) – January 21, 2004 – PainCare Holdings, Inc. (AMEX:PRZ) today announced that the Company has acquired three contracts from Rehab Management Group, Inc., a private South Carolina-based company which provides highly specialized training, technical support and equipment necessary to conduct advanced technical diagnostic procedures known as “Electrodiagnostic Medicine.” The contracts, servicing practices located in St. Louis, Missouri; Statesville, North Carolina and Cocoa Beach, Florida, have historically yielded approximately $600,000 per year in EBITDA, collectively, to Rehab Management Group. Future cash flows from these contracts will now be booked by PainCare.

Electrodiagnostic Medicine involves technical procedures (nerve conduction studies) used to objectively assess the functional status of the peripheral neuromuscular system. When a nerve is stimulated electrically, a reaction occurs somewhere along the nerve. The reaction to this stimulation can be monitored and the time relationship between the stimulus and response can be displayed, measured and recorded. Measuring the electrical activity in nerves can help detect the presence, location and extent of diseases and injuries that damage nerves and result in recurring pain.

Considered by many medical experts as one of the most accurate and objective methods of diagnosing the origin of pain in the neuromuscular system, Electrodiagnostic Medicinewill be fully integrated into PainCare’s national network of orthopedic rehabilitation, spine surgery and pain management centers as a new service offering.

In addition, on February 1, 2004, PainCare will begin offering physician practices nationwide with a related comprehensive, turnkey electrodiagnostic program similar to the Company’s MedX-Direct Rehabilitation Program. Marketed as EDX-Direct, this new program will provide for PainCare to supply contracted physician practices with all equipment, technical training and support necessary to introduce nerve conduction studies into their respective practice care offerings. Physicians in the contracted EDX-Direct partnering program will supply the necessary office space and manage all medical billing and collection activity.

Randy Lubinsky, CEO of PainCare, stated, “The success of our MedX-Direct Rehabilitation Program has driven our efforts to identify new and innovative revenue streams for our own practices, as well as for introduction to other practices not directly affiliated with PainCare. It is a model that not only provides for enhanced revenue growth for PainCare and our program partners, but, moreover, empowers physicians with the most advanced technology available for the diagnosis and treatment of chronic pain – all within the comfort of their own office. This clearly delivers to all involved – PainCare, the doctors and their respective patients – a winning proposition.”

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost-effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. The Company has established and is aggressively expanding a network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. PainCare has built a specialized healthcare organization comprised of many internationally renowned pain management physicians, neuro- and orthopedic surgeons, and physiatrists with practices located in Florida, Colorado, North Dakota, Texas, Louisiana, Missouri and Canada.

In addition, PainCare markets a proprietary, turnkey orthopedic rehabilitation program, called MedX-Direct, to the nation’s leading orthopedic surgery, neuro-surgery, physiatry and pain management practices. The program provides the most advanced testing, strengthening and rehabilitation utilizing state-of-the-art MedX equipment installed on-site at each physician practice. To date, PainCare has deployed or is in the process of deploying 28 Med-X Direct programs throughout North America.

For more information on PainCare, please visit the Company web site at www.paincareholdings.com.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net